TROUTMAN SANDERS LLP Attorneys at Law Troutman Sanders Building P.O. Box 1122 (23218-1122) 1001 Haxall Point Richmond, Virginia 23219 804.697.1200 telephone 804.697.1339 facsimile troutmansanders.com

EXHIBIT 5.1

August 26, 2013

Lumos Networks Corp.

One Lumos Plaza

Waynesboro, Virginia 22980

Registration Statement on Form S-3

Lumos Networks Corp.

Ladies and Gentlemen:

We have acted as counsel to Lumos Networks Corp., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 26, 2013, pursuant to the Securities Act of 1933, as amended (the “Act”). This Registration Statement relates to the offering, from time to time, of up to 5,680,837 shares of common stock of the Company, par value $0.01 per share, to be sold by selling stockholders named in Registration Statement (the “Shares”).

As counsel to the Company, we have examined the relevant corporate and other documents, and made such other examinations of matters of law and of fact as we have considered appropriate or advisable for purposes of this opinion. In our examination, we have assumed (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof; (iii) the legal capacity of natural persons; and (iv) the genuineness of signatures not witnessed by us.

Based upon the foregoing, and subject to all of the other assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the federal law of the United States of America and the Delaware General Corporation Law (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the heading “Legal Matters” in the Registration Statment. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is effective as of the date hereof and we hereby expressly disclaim any obligation to supplement this opinion for any changes which may occur hereafter with respect to any matters of fact or law addressed herein.

This opinion is delivered to the addressees hereof solely for their use in connection with the transactions and matters relating to the Registration Statement and the Shares, and may not be used or relied upon by any other person, and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent.

Lumos Networks Corp.

August 26, 2013

Very truly yours,

/s/ Troutman Sanders LLP
Troutman Sanders LLP